Exhibit 99.1

PRESS RELEASE DATAMEDS AI, INC. 3000 BAYPORT DRIVE, SUITE 950 TAMPA, FLA. 33607 WEBSITE
RUBENSTEIN PUBLIC RELATIONS CONTACT: JAMES LAMBERT 212-805-3024 JLAMBERT@RUBENSTEINPR.COM

FOR IMMEDIATE RELEASE

DATAMEDS, AI. ACQUIRES HELOMICS AI CANCER DIAGNOSTICS LAB AND PRECISION ONCOLOGY CRO BUSINESSES FROM AXE COMPUTE

Acquisition Provides Operational Capital to Drive Health Lives Here Campaign and Expand Services into Cancer Management

PITTSBURGH— Tuesday, September 15, 2026 - DataMEDS AI, Inc. (NASDAQ: MEDS) (“DataMEDS”), a Health IT company vertically integrating health data acquisition and transfer, today announced that it completed the acquisition of artificial intelligence cancer diagnostics laboratory business Helomics Corporation (“Helomics”) from Axe Compute Inc. (NASDAQ: AGPU) (“Axe Compute” or the “Company”), a neocloud AI infrastructure platform.

Under the agreement, DataMEDS acquired Axe Compute’s wholly-owned subsidiary Helomics in exchange for common shares and an acquisition note of DataMEDS for a total purchase value of $1.5 million. DataMEDS received the Helomics CLIA/CAP-certified clinical laboratory, inclusive of ownership of all equipment, as well as the Predictive Oncology contract research organization (CRO) central lab services business and $1.5 million in cash. The Helomics acquisition comes with no third party debt requiring repayment and no outstanding, unpaid accounts payable outside of ongoing monthly operational expenses.

“We are thrilled to have completed this strategic transaction that thrusts DataMEDS into the field of oncology, where we know there is a tremendous need to improve patient outcomes, especially in rural areas” said Gerald Commissiong, Interim Co-CEO of DataMEDS. “Given Helomics’ rich history of pioneering innovative solutions in the $40 billion U.S. cancer diagnostic and treatment solutions market, we intend to expand the scope of DataMEDS broader services with this acquisition beyond GLP-1 agonist side effects and Long COVID, into cancer diagnosis and treatment.”

Under DataMEDS’ ownership, Helomics is expected to expand its capabilities beyond tumor molecular profiling and chemosensitivity testing, moving it into cancer screening and molecular profiling, traditional CLIA laboratory services and optimized nutritional support for cancer patient, while Axe Compute focuses its resources and strategy on scaling its core AI infrastructure business.

“We were pleased to structure our exit from the cancer testing business in a way that allows us to maintain a position as shareholders in the future of AI Helomics,” said Chris Miglino, Chief Executive Officer of Axe Compute. “We are excited for DataMEDS to take what has been built and integrate Helomics into its healthcare ecosystem that is being positioned to challenge existing standards of care in difficult to treat chronic conditions, including cancer.”

Helomics is a Pittsburgh-based functional precision medicine oncology platform that applies artificial intelligence to real-world tumor data to support drug discovery and cancer treatment decisions. It is the final operating business remaining from Axe Compute’s former identity as Predictive Oncology Inc., prior to its name change in December 2025.

Further details regarding the transaction will be set forth in a Current Report on Form 8-K to be filed by Axe Compute with the U.S. Securities and Exchange Commission, available at www.sec.gov and at investors.axecompute.com.

ABOUT AXE COMPUTE

Axe Compute Inc. (NASDAQ: AGPU) is a neocloud AI infrastructure platform built on a fundamental premise: AI innovation should not be constrained by hardware choice or availability. The company provides enterprises and AI innovators with flexibility across hardware, geography, and deployment models through two core offerings: Axe Compute Access, delivering a wide range of the latest high-performance GPU infrastructure across global locations, and Axe Compute Build, enabling the design, deployment, ownership, and operation of large-scale, dedicated AI infrastructure worldwide. All solutions are supported by enterprise-grade SLAs and operational expertise. Axe Compute is headquartered in Pittsburgh, Pennsylvania. For more information, visit axecompute.com.

About DataMEDS AI, Inc.

DataMEDS AI, Inc. (NASDAQ:MEDS) (formerly Wellgistics Health, Inc.) is a leading Health IT company that focuses on the vertical integration of technology, pharmacy, pharmaceutical-adjacent and telemedicine business units to deliver a better healthcare experience for consumers. Headquartered in Tampa, Fla., DataMEDS, AI, incorporates the artificial intelligence platform EinsteinRx™ and blockchain-enabled smart contracts platform PharmacyChain™ into the Health Lives Here mobile application, and its Corexa Health subsidiary provides pharmacy and pharmacy services, including the distribution of products developed by Tollo Health, LLC.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the federal securities laws, which can generally be identified by the use of words such as “may,” “will,” “intend,” “estimate,” “future,” “anticipate,” “plan,” “expect,” “explore,” “potential” or other similar words. Forward-looking statements include, but are not limited to, statements regarding the expected timing and completion of the proposed transaction, the anticipated benefits of the transaction to Axe Compute and its shareholders, the future performance of the AI Helomics business under DataMEDS’ ownership, the value of the DataMEDS shares to be received, the Company’s holding of shares of DataMEDS subsequent to the consummation of the transaction, the expected accounting treatment of the AI Helomics business, the treatment of customers and employees following closing, and the Company’s strategy and prospects as a pure-play neocloud GPU-as-a-Service company. These statements are based on management’s current expectations and beliefs as of the date of this release and are subject to significant risks and uncertainties that could cause actual results to differ materially, including but not limited to: the risk that closing conditions to the transaction are not satisfied or that the transaction does not close on the expected timeline or at all; fluctuations in the market value and liquidity of the DataMEDS common stock received as consideration; the risk that anticipated benefits of the transaction are not realized; the Company’s ability to generate and grow Compute Services revenue; the highly volatile and unpredictable price of ATH and digital assets generally; the Company’s ability to maintain Nasdaq listing compliance; and those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, and in the Company’s subsequent filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by applicable law.

INVESTOR CONTACT Investor Relations | ir@datamedsai.com

MEDIA CONTACT James Lambert, Vice President, Rubenstein Public Relations jlambert@rubensteinpr.com 212-805-3024

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